Exhibit 1
CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of February 2008.
The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of February 2008.
Operational statistics for the month of February 2008 and the comparative figures for the previous month are as follows:

	February 2008	January 2008

CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	122.901 million	121.689 million
- Post-paid Subscribers	63.559 million	63.014 million
- Pre-paid Subscribers	59.342 million	58.675 million

Aggregated Net Additions in 2008 of GSM Cellular Service Subscribers	2.337 million	1.125 million
- Post-paid Subscribers	1.085 million	0.540 million
- Pre-paid Subscribers	1.252 million	0.585 million

Aggregated Number of CDMA Cellular Service Subscribers	42.508 million	42.230 million
- Post-paid Subscribers	39.179million	38.903million
- Pre-paid Subscribers	3.329 million	3.327 million

Aggregated Net Additions in 2008 of CDMA Cellular Service Subscribers	0.581 million	0.303 million
- Post-paid Subscribers	0.557 million	0.281 million
- Pre-paid Subscribers	0.024 million	0.022 million
Notes:
1.	All the Aggregated Numbers recorded for the months of January 2008 and February 2008 are aggregated data reported at 24:00 on 31 January 2008 and 29 February 2008 respectively.

2	The accounting period of all Aggregated Net Additions in 2008 for the month of February 2008 is the period commencing from 0:00 on 1 January 2008 to 24:00 on 29 February 2008 respectively.

Caution Statement
The Board wishes to remind investors that the above operational statistics for the months of January 2008 and February 2008 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive Directors:	Lu Jianguo and Lee Suk Hwan

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 19 March 2008

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